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                                                                    EXHIBIT 10.9

                                     LEASE


     THIS LEASE IS dated as of January 2, 1998 between CASINO AMERICA OF COLORADO, INC., as Landlord, and ISLE OF CAPRI BLACK HAWK L.L.C., as Tenant.

     Landlord, in consideration of the covenants of Tenant hereinafter set forth, hereby leases to Tenant the following described property.

          The easterly half of Lot 2, and all of Lots 3 and 4, Block 51, City of Black Hawk, including any portion in conflict with the Wabash Lode Mining Claim. U.S. Survey No. 42, except that portion conveyed to City of Black Hawk by Boundary Agreement recorded January 8, 1996, in Book 592 at Page 421, and except any mine of gold, silver, cinnabar or copper or in any valid mining claim or possession held under existing laws, as shown in patent to the City of Black Hawk, recorded in Book 56 at page 555 and in Book 62 at Page 456, County of Gilpin, State of Colorado.

     SAID PREMISES are to be leased to Tenant until December 31, 2002 and thereafter year to year. Ninety (90) days prior written notice must be given to terminate this Lease after the initial term. Tenant, in consideration of the leasing of the premises as set forth above, covenants and agrees to pay Landlord as rent One Hundred and Two Thousand Dollars ($102,000.00) at the date of signing of this Lease and Seventeen Thousand Dollars ($17,000.00) per month thereafter beginning July 15, 1998.

     Tenant further covenants with Landlord, that at the expiration of this Lease, peaceable possession of said premises shall be given to Landlord, in as good condition as they now are, the usual wear and tear, inevitable accidents, and loss by fire excepted. Tenant shall have the right to demolish the existing structure and conduct excavation and construction activities on the premises at its sole cost and expense.

     It is further covenanted and agreed between the parties aforesaid that this Lease is a net net lease to Landlord with Tenant bearing all expenses, including insurance applicable to the premises.

     Landlord hereby grants Tenant the exclusive option to purchase the premises at any time during the term of this Lease. The purchase price shall be One Million Five Hundred Thousand Dollars ($1,500,000) plus all interest and out-of-pocket costs of Landlord incurred in connection with the purchase and/or ownership of the premises less any payments made by Tenant to Landlord pursuant to this Lease. Tenant shall exercise this option by providing written notice to Landlord at any time prior to the expiration of
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this Lease.  The purchase price shall be paid in cash, and all of the other terms of purchase shall be identical to those set forth in Landlord's purchase of the premises, said closing to occur within three (3) business days after Tenant's notice of election to purchase.

     All notices shall be in writing and be personally delivered or sent by first class mail, unless otherwise provided by law, to the respective parties at the address immediately below their signature. This Lease shall only be modified by amendment signed by both parties and shall be binding on the parties, their successors and assigns.



CASINO AMERICA OF                      ISLE OF CAPRI BLACK HAWK L.L.C.
COLORADO, INC.


 /S/ REXFORD A. YEISLEY                 /S/ REXFORD A. YEISLEY
-------------------------              --------------------------
Landlord                               Tenant
711 Washington Loop                    711 Washington Loop
Biloxi, MS  39530                      Biloxi, MS  39530




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